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                       CONTINENTAL MEDICAL SYSTEMS, INC.
                             AFFILIATE'S AGREEMENT


Horizon Healthcare Corporation
6001 Indian School Road, N.E., Suite 530
Albuquerque, N.M. 87110

Gentlemen:

     I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of Continental Medical Systems, Inc., a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

     I understand that pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among Horizon Healthcare Corporation, a Delaware corporation, ("Acquiror"), CMS Merger Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror ("Merger Sub"), and the Company dated as of March 31, 1995 (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into the Company (the "Merger"), I will be entitled to receive shares of common stock, par value $.001 per share ("Acquiror Common Stock"), of Acquiror in exchange for shares of common stock, par value $.01 per share ("Company Common Stock"), of the Company owned by me at the effective time of the Merger (the "Effective Time") as determined pursuant to the Merger Agreement.

     I further understand that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the SEC has issued certain guidelines that should be followed to ensure the pooling of the entities.

     I hereby represent and warrant that, since 30 days before closing to and including the date hereof, I have not sold, transferred or otherwise disposed of any shares of Company Common Stock.

     In consideration of the agreements contained herein, Acquiror's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby represent, warrant and agree that (i) I will not make any sale, transfer or other disposition of Company Common Stock prior to the earlier of the Effective Time and the termination of the Merger Agreement, (ii) I will not make any sale, transfer or other disposition of Acquiror Common Stock received by me
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pursuant to the Merger or otherwise owned by me until such time as financial results that include at least 30 days of combined operations of the Company and Acquiror after the Merger shall have been published, unless I shall have delivered to Acquiror prior to any such sale, transfer or other disposition, a written opinion from Authur Anderson LLP, independent public accountants for Acquiror, or a written no-action letter from the accounting staff of the SEC, in either case in form and substance reasonably satisfactory to Acquiror, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles, the Rules and Regulations and interpretations of the SEC and (iii) I will not make any sale, transfer or other disposition of any shares of Acquiror Common Stock received by me pursuant to the Merger in violation of the Securities Act or the Rules and Regulations. I have been advised that the issuance of the shares of Acquiror Common Stock pursuant to the Merger will have been registered with the SEC under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, the Acquiror Common Stock received by me pursuant to the Merger can be sold by me only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act, or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

     I also understand that instructions will be given to Acquiror's transfer agent with respect to the Acquiror Common Stock to be received by me pursuant to the Merger and that there will be placed on the certificates representing such shares of Acquiror Common Stock, or any substitutions therefor, a legend stating in substance as follows:

     "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. These shares may only transferred in accordance with the terms of such Rule and an Affiliate's Agreement between the original holder of such shares and Horizon Healthcare Corporation, a copy of which agreement is on file at the principal offices of Horizon Healthcare Corporation."

It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if I shall have delivered to Acquiror an opinion of counsel, in form and substance reasonably satisfactory to Acquiror, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act, and (ii) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

     But its execution hereof, Acquiror agrees that it will, as long as I own any Acquiror Common Stock to be received by me pursuant to the Merger, take all reasonable efforts to make timely filings with the SEC of all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

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      If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                                    Very truly yours,



                                                    By: /s/ Rocco A. Ortenzio
                                                       ------------------------
                                                      Name: Rocco A. Ortenzio
                                                      Title: CHM/CEO-(CMS)
                                                      Date: 3/31/95
                                                      Address: c/o Company


ACCEPTED this__day
of _________, 1995

HORIZON HEALTHCARE CORPORATION

By____________________________
  Name:
  Title:


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